Exhibit 99

FOR IMMEDIATE RELEASE                     Investor Contact:
                                          Martha Lindeman  312-751-8000 x2650

                                          Media Contact:
                                          Rebecca Theim  312-751-8000 x2656

                           PLAYBOY CLARIFIES POSITION
                              ON INTERNET BUSINESS

CHICAGO, December 23, 1998 - Playboy Enterprises, Inc. today said that it has no present plans for a public stock offering of its Internet business. As the company has previously indicated, it is regularly involved in discussions about transactions designed to increase shareholder value, which can and do lead to ventures, such as the recently announced international deal with the Cisneros Television Group which will generate significant cash value from the international television rights to Playboy's programming library. Various divisions of the company have been involved in discussions, some of which are ongoing.

                                     * * * *

Playboy Enterprises, Inc. is an international multimedia entertainment company that publishes editions of Playboy magazine around the globe; creates programming for Playboy TV networks and home video distribution around the world; operates a direct marketing business, including Critics' Choice Video, Collectors' Choice Music, Playboy and Spice catalogs and Web sites; markets Playboy-branded consumer products sold worldwide; operates Playboy Online, which includes the Playboy.com and Playboy Cyber Club Web sites; and plans to open the Playboy Casino & Beach Hotel on the Greek island of Rhodes.


                                        5